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                                                                      EX-99. B16

               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS
                            VANGUARD/WELLINGTON FUND


1. Average Annual Total Return (As of November 30, 1996)
        P (1 + T)n = ERV



     Where:  P = a hypothetical initial payment of $1,000
             T = average annual total return
             N = number of years
             ERV = ending redeemable value at the end of the period
    EXAMPLE:
      One Year
           P =   $1,000
           T =   +21.26%
           N =   1
         ERV =   $1,212.60
    Five Years
           P =   $1,000
           T =   +15.83%
           N =   5
         ERV =   $2,085.12
    Ten Years
           P =   $1,000
           T =   +12.67%
           N =   10
         ERV =   $3,296.48



2. YIELD (30 Days Ended November 30, 1996)



                           a - b
               Yield = 2[( c X d    + 1)(6) - 1]
        Where:   a = dividends and interest paid during the period
                 b = expense dollars during the period (net of reimbursements)
                 c = the average daily number of shares outstanding during the period
                 d = the maximum offering price per share on the last day of the period

    Example     a = $56,356,015.34
                b = $3,892,327.83
                c = 580,944,206.512
                d = $28.34
             Yield = 3.85%